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                                                                   Exhibit 4.h.2



                           NEW ROCKWELL COLLINS, INC.

                 RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS
                                ON JUNE 13, 2001

*  APPROVAL OF ASSUMPTION OF CERTAIN STOCK
   OPTIONS PREVIOUSLY GRANTED BY ROCKWELL

        RESOLVED, that the assignment to and assumption by this Corporation, effective as of the Time of Distribution (as defined in the Distribution Agreement (the "Distribution Agreement") to be entered into by and among Rockwell, this Corporation and Rockwell Scientific Company LLC, a Delaware limited liability company ("Rockwell Science Center"), pursuant to authority previously granted by the Board of Directors by Unanimous Written Consent dated June 1, 2001), of outstanding options granted under Rockwell's 1988 Long-Term Incentives Plan, 1995 Long-Term Incentives Plan, 2000 Long-Term Incentives Plan and Directors Stock Plan (the "Rockwell Plans") with respect to shares of Company Common Stock (as converted and adjusted pursuant to the terms of the Rockwell Plans and the Employee Matters Agreement (the "Employee Matters Agreement") to be entered into by and among Rockwell, this Corporation and Rockwell Science Center pursuant to authority previously granted by the Board of Directors by Unanimous Written Consent dated June 1,
   2001) to Rockwell Collins Optionees (as defined in the Employee Matters Agreement) and Rockwell Split Optionees (as defined in the Employee Matters Agreement) (collectively, the "Company Options"), together with any and all agreements, undertakings or other liabilities pursuant thereto, be, and it hereby is, approved; and in connection with such assignment and assumption
   (A) this Corporation shall be deemed to be "the Corporation" for all purposes under each of the Company Options and all outstanding stock option agreements relating thereto and (B) all references to the Rockwell Plans in the Company Options and all outstanding stock option agreements related thereto shall be to this Corporation's 2001 Stock Option Plan (the "2001 Plan"); and further

        RESOLVED, that the Company Options granted under the Rockwell Plans, assigned to and assumed by this Corporation pursuant to the immediately preceding resolution, be, and they hereby are, deemed to have been issued under the 2001 Plan; and that this Corporation's Compensation and Management Development Committee be, and it hereby is, authorized and directed to take such actions as it deems appropriate to effectuate the foregoing; and further